United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 10, 2012

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012 (the “Effective Date”), Fidelity National Information Services, Inc. (the “Company”) announced that Michael D. Hayford, Corporate Executive Vice President and Chief Financial Officer of the Company (the “Executive”), will retire effective June 28, 2013 (the “End Date”), following the appointment of his successor and an orderly transition of his function. Upon such date, the Executive's employment with the Company will terminate.
In connection therewith, pursuant to a Separation, Non-Competition and Release Agreement, dated as of December 10, 2012, between the Company and the Executive (the “Agreement”), on the date that is six months following the End Date, the Company will pay to the Executive a lump sum cash payment of $6,336,000, plus a 2013 pro-rated bonus for service up to and including the End Date, based on the Executive's 2013 bonus target of $937,500, as well as an amount equivalent to 36 months of premium payments for Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage. In addition, partly as consideration for the Executive agreeing not to compete directly with the Company for two years following the End Date, the Agreement provides that the Executive's (i) vested and unvested stock options (all of which will vest on the Effective Date) to purchase shares of the Company's common stock generally will remain exercisable for three years following the End Date, which, in the aggregate represent options to purchase 1,627,555 shares; and (ii) restricted stock awards (a) granted in 2010 and 2011, representing 155,185 shares in the aggregate, will fully vest on the Effective Date, and (b) granted in 2012, representing 98,311 shares, will vest in the first quarter of 2014 subject to the Company's achievement of certain performance metrics in 2013. The last tranche of Executive's performance share awards granted in July 2010 will be forfeited.
A copy of the news release announcing Mr. Hayford's retirement is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1     News release.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity National Information Services, Inc.
Date: December 10, 2012	By:	/s/ Michael L. Gravelle
		Name:	Michael L. Gravelle
		Title:	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits

Exhibit	Description
99.1	News release